Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
April 18, 2007	Glenn Wiener, GW Communications
212-786-6011 / gwiener@GWCco.com
VALENTEC ANNOUNCES APPROVAL FOR
FULL SCALE AMMUNITION PRODUCTION
Valentec Completes “First Article” Milestone for 40mm Contract
MINDEN, LA, April 18, 2007 — Valentec Systems, Inc. (OTC-BB: VSYN.OB), a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products, announced today that it has completed the ‘’First Article’’ milestone on its five-year, Indefinite Delivery/Indefinite Quantity (ID/IQ) M583, 40mm ammunition contract from the U.S. Army. The ‘’First Article’’ test events produced a performance rate of 99% for the M583, 40mm ammunitions. As a result, the U.S. Army has officially approved full-scale production, which will occur at the Company’s new facility in Minden, LA.
Mr. Robert A. Zummo, Chief Executive Officer and President of Valentec Systems, Inc said, “Resumption of full-scale production in our new state-of-the-art facility is another major accomplishment for our Company. Events over the past year resulted in delayed sales orders and we are now in a better position to recoup those orders and fulfill new ones. We now believe we have the resources and competitive advantages to capture additional business, specifically in 40mm ammunitions, over the coming years. I am especially proud of our staff, specifically our operations managers and energetics team in getting this program up-and-running quickly. It is our promise to continue to exceed to the expectations of our customers, the U.S. Army in particular, and the men and women who serve and protect our nation.”
About Valentec Systems, Inc.
Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management / Integration, Energetic Manufacturing and Metal Parts Manufacturing. For more information, please visit our website, http://www.valentec.net or our most recent filings with the Securities and Exchange Commission (SEC).
Safe Harbor Language
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, please refer to our most recent filings with the Securities and Exchange Commission, including but not limited to Valentec’s Annual Report on Form 10-KSB filed on April 17, 2006. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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